Exhibit 5.1

HODGSON RUSS LLP
ONE M&T PLAZA, SUITE 2000
BUFFALO, NEW YORK 14203-2391

                                                                                                        September 11, 2003

Moog Inc.
300 Jamison Road
East Aurora, New York 14502-0018

Ladies and Gentlemen:

                        Re: Registration Statement on Form S-3 (No. 333-107586)

We are delivering this opinion at your request in connection with the filing with the Securities and Exchange Commission (the "Commission") by Moog Inc., a New York corporation (the "Company"), of a prospectus supplement dated September 10, 2003 to a prospectus dated September 4, 2003 (collectively, the "Prospectus"), relating to 1,750,000 shares of Class A Common Stock, par value $1.00 per share, of the Company (plus an additional 262,500 shares to cover over-allotments) (the "Shares") offered for sale by the Company, which Prospectus forms a part of the above-referenced registration statement filed under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder.

The opinion set forth in this letter is based upon (1) our review of (a) the Underwriting Agreement in the form included as Exhibit 1.1 to the Company's Current Report on Form 8-K filed with the Commission on the date hereof (the "Underwriting Agreement"), (b) the above-referenced registration statement and the Prospectus, (c) originals, or copies authenticated to our satisfaction, of the Company's Certificate of Incorporation, as amended, its by-laws, as amended, and records of certain of its corporate proceedings and (d) such other instruments, documents, certificates and records we have deemed necessary and (2) our review of published sources of law as we have deemed necessary. We have assumed that when the Shares are sold either appropriate certificates complying with applicable law evidencing the Shares will be properly executed or the Shares will be uncertificated shares complying with applicable law.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and when the Shares are issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Moog Inc.
Registration Statement on Form S-3

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company's Current Report on Form 8-K filed with the Commission on the date hereof and the reference to our firm under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not believe we are "experts" within the meaning of that term as used in the Act or the rules and regulations thereunder with respect to any part of the above-referenced registration statement.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ John J. Zak
John J. Zak